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                                                                      EXHIBIT 99


                       NOTICE OF UPCOMING BLACKOUT PERIOD
         LAYNE CHRISTENSEN COMPANY HOURLY 401(K) RETIREMENT SAVINGS PLAN
         ---------------------------------------------------------------

To:      Directors and Executive Officers
From:    Layne Christensen Company
Date:    February 16, 2004

1. This notice is to inform you that the Layne Christensen Company Hourly 401(k) Retirement Savings Plan ("Hourly Plan") will be merging into the Layne Christensen Company Capital Accumulation Plan.

2. As a result of this change, former plan participants in the Hourly Plan will temporarily be unable to access, direct or diversify investments in their individual accounts, obtain loans from the plan, or obtain distributions from the Hourly Plan. This period is called a "Blackout Period."

3. The Blackout Period for the plan is expected to begin during the calendar week of March 15, 2004 and end during the calendar week of March 29, 2004. During these weeks, you may obtain, without charge, information as to whether the blackout period has begun or ended by calling Merrill Lynch Customer Service at (800) 229-9040.

4. Pursuant to the Sarbanes-Oxley Act of 2002 and Regulation BTR promulgated thereunder, you are prohibited from directly or indirectly purchasing, selling, or otherwise acquiring or transferring any shares of common stock of Layne Christensen Company during the Blackout Period, if those shares were acquired in connection with your service or employment as a director or executive officer. There are certain limited exceptions to this prohibition including, but not limited to, acquisitions pursuant to dividend or interest reinvestment plans and purchases or sales pursuant to a trading arrangement that satisfies the affirmative defense conditions of Rule 10b5-1 under the Securities Exchange Act of 1934.

5. If you have any questions concerning this notice or any particular exemption to the prohibition that may be applicable to you, please contact Steven F. Crooke, Vice President--General Counsel of Layne Christensen Company at (913) 677-6864.